GameStop Reports Third Quarter 2016 Results
Gross Margin Rate Expands 360 Basis Points to 36.1%
Total Company Operating Earnings Grow 9% year-over-year
Technology Brands Operating Earnings increase 262%

Grapevine, Texas (November 22, 2016)—GameStop Corp. (NYSE: GME), a global family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales and earnings for the third quarter ended October 29, 2016.

The following table summarizes the third quarter results for fiscal 2016 and 2015 ($ in millions, except per share amounts):

	Quarter Ended
	Oct. 29, 2016	Oct. 31, 2015	Change
Net Sales	$1,959.2	$2,016.3	-2.8%
Same Store Sales*	-6.5%	-1.1%
GAAP Net Income	$50.8	$55.9	-9.1%
GAAP Diluted EPS	$0.49	$0.53	-7.5%
Technology Brands Operating Earnings	$23.5	$6.5	+261.5%
*excludes Technology Brands stores

Paul Raines, chief executive officer, stated, “Our third quarter results were in line with the revised guidance we issued on November 2. While the video game business has underperformed recently, we are focused on maintaining our leading market position, especially during the holiday season, as well as driving diversification through the growth of Technology Brands, Digital and Collectibles. In aggregate, despite the softness in video games, I’m proud that our team was able to increase total operating earnings by nine percent year-over-year. As we look forward, we believe that we are well positioned to continue to drive strong free cash flow and return value to shareholders through a combination of share repurchases and dividends.”

Third Quarter Results
Total global sales decreased 2.8% to $1.96 billion, while consolidated comparable store sales declined 6.5%. As previously reported, the video game category was impacted by weaker than expected demand during the last few weeks of October. As a result, new hardware sales declined 20.6% and new software sales declined by 8.6%. Pre-owned sales slightly outperformed the new side of the video game business, declining 6.4% compared to the third quarter of 2015.

Non-GAAP digital receipts rose 13.2%, to $258.9 million and GAAP digital sales increased 11.8%. The growth was driven by sales of DLC, console digital currency and mobile. Mobile was led by Kongregate’ s launch of Animation Throwdown: The Quest for Cards, a mobile game featuring many of Fox Entertainment’s most popular animated shows, such as Family Guy, King of the Hill and American Dad.

Technology Brands sales increased 54.4% to $216.3 million. Technology Brands operating earnings were $23.5 million, a 262% increase compared to $6.5 million in the prior year quarter. Overall, Technology Brands remains on track to deliver between $85 million and $100 million of operating earnings in fiscal 2016 and contributed 23.8% of the company’s third quarter operating earnings.

Collectibles sales rose 37.3% to $109.4 million, driven by sales of various Pokémon and Five Nights at Freddy’s products as well as exclusive New York comic con pop vinyl products. The company added twenty-two Collectibles stores during the quarter, bringing the total global portfolio to 69 stores, including 15 ThinkGeek stores in the U.S.

GameStop’s net earnings for the third quarter were $50.8 million, or $0.49 per diluted share, compared to net earnings of $55.9 million, or $0.53 per diluted share in the prior year quarter.

Capital Allocation Update
On November 21, 2016, GameStop’s board of directors declared a quarterly cash dividend of $0.37 per common share payable on December 13, 2016 to shareholders of record as of the close of business on December 1, 2016.

During the third quarter, the company repurchased 1.35 million shares at an average price of $26.63, or $36.0 million of stock. As of October 29, there was $209.3 million remaining on the existing repurchase authorization.

Earnings Outlook
For the fourth quarter of fiscal 2016, GameStop expects comparable store sales to range from -12.0% to -7.0%. Diluted earnings per share are expected to range from $2.23 to $2.38. For fiscal 2016, the company is reiterating the full year diluted earnings per share guidance of $3.65 to $3.80 and comparable store sales range of -9.5% to -6.5% it provided on November 2, 2016. Earnings per share guidance assumes weighted average shares outstanding of 103,000,000 for the fourth quarter and 104,000,000 for the full year.

Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for November 22, 2016 at 4:00 p.m. CT to discuss the company’s financial results. The phone number for the call is 888-417-8527 and the pass code is 3312577. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 7,500 stores across 14 countries. The company's consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world's leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. In addition, our Technology Brands segment includes Simply Mac and Spring Mobile stores. Simply Mac, www.simplymac.com, operates 70 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, www.springmobile.com, sells all of AT&T’s products and services, including DIRECTV through its 1,429 AT&T branded stores and offers pre-paid wireless services, devices and related accessories through its 70 Cricket branded stores in select markets in the U.S.

General information about GameStop Corp. can be obtained at the company’s corporate website. Follow @GameStop on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop may use certain non-GAAP measures, such as digital receipts and constant currency, to provide a clearer perspective of the current operating performance of the company. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of constant currency information may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor
This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the fourth quarter and fiscal 2016, future financial and operating results and projections, projected store openings, timing and terms of potential acquisitions, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release and consumer demand for new and pre-owned video game titles; our ability to continue to expand, and successfully open and operate new stores for, our collectibles and tech brands businesses; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; the timing and amount of recognition of tax attributes; the risks associated with international operations, wireless industry partnerships and operations and the completion and integration of acquisitions; increased competition and changing technology in the video game industry, including browser and mobile games and digital distribution of console games, and the impact of that competition and those changes on physical video game sales; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company's business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K, as amended, for the fiscal year ended Jan. 30, 2016 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

Contact
Matt Hodges
Vice President,
Corporate Communications
GameStop Corp.
(817) 424-2130

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks	13 weeks
	ended	ended
	Oct. 29, 2016	Oct. 31, 2015

Net sales	$1,959.2	$2,016.3
Cost of sales	1,251.0	1,360.7

Gross profit	708.2	655.6

Selling, general and administrative expenses	567.1	525.5
Depreciation and amortization	42.3	39.4

Operating earnings	98.8	90.7

Interest expense, net	14.8	6.5

Earnings before income tax expense	84.0	84.2

Income tax expense	33.2	28.3

Net income	$50.8	$55.9

Net income per common share:
Basic	$0.49	$0.53
Diluted	$0.49	$0.53

Dividends per common share	$0.37	$0.36

Weighted average common shares outstanding:
Basic	103.7	105.4
Diluted	104.0	106.1

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	63.9%	67.5%

Gross profit	36.1%	32.5%

Selling, general and administrative expenses	28.9%	26.1%
Depreciation and amortization	2.2%	1.9%

Operating earnings	5.0%	4.5%

Interest expense, net	0.7%	0.3%

Earnings before income tax expense	4.3%	4.2%

Income tax expense	1.7%	1.4%

Net income	2.6%	2.8%

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	39 weeks	39 weeks
	ended	ended
	Oct. 29, 2016	Oct. 31, 2015

Net sales	$5,562.5	$5,838.8
Cost of sales	3,561.1	3,963.7

Gross profit	2,001.4	1,875.1

Selling, general and administrative expenses	1,606.3	1,495.6
Depreciation and amortization	124.0	113.2

Operating earnings	271.1	266.3

Interest expense, net	39.2	17.5

Earnings before income tax expense	231.9	248.8

Income tax expense	87.4	93.8

Net income	$144.5	$155.0

Net income per common share:
Basic	$1.39	$1.45
Diluted	$1.39	$1.45

Dividends per common share	$1.11	$1.08

Weighted average common shares outstanding:
Basic	103.8	106.6
Diluted	104.2	107.2

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	64.0%	67.9%

Gross profit	36.0%	32.1%

Selling, general and administrative expenses	28.9%	25.6%
Depreciation and amortization	2.2%	1.9%

Operating earnings	4.9%	4.6%

Interest expense, net	0.7%	0.3%

Earnings before income tax expense	4.2%	4.3%

Income tax expense	1.6%	1.6%

Net income	2.6%	2.7%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	Oct. 29,	Oct. 31,
	2016	2015
ASSETS:
Current assets:
Cash and cash equivalents	$356.1	$186.2
Receivables, net	181.1	185.5
Merchandise inventories, net	1,633.6	1,856.3
Prepaid expenses and other current assets	188.0	199.2
Deferred income taxes	—	65.9
Total current assets	2,358.8	2,493.1

Property and equipment:
Land	17.9	17.6
Buildings & leasehold improvements	726.9	647.0
Fixtures and equipment	925.1	890.8
Total property and equipment	1,669.9	1,555.4

Less accumulated depreciation and amortization	1,166.8	1,077.9
Net property and equipment	503.1	477.5

Goodwill	1,726.8	1,479.2
Other noncurrent assets	641.9	380.3
Total assets	$5,230.6	$4,830.1

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,242.6	$1,461.1
Accrued liabilities	877.8	876.4
Income taxes payable	30.7	33.3
Current portion of debt	—	0.9
Total current liabilities	2,151.1	2,371.7

Other long-term liabilities	141.1	171.7
Long-term debt	814.3	345.1
Total liabilities	3,106.5	2,888.5

Stockholders' equity	2,124.1	1,941.6
Total liabilities and stockholders' equity	$5,230.6	$4,830.1

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	Oct. 29, 2016		Oct. 31, 2015
	Net	Percent	Net	Percent
	Sales	of Total	Sales	of Total

Net Sales (in millions):

New video game hardware	$284.4	14.5%	$358.1	17.8%
New video game software	616.6	31.5%	674.5	33.5%
Pre-owned and value video game products	470.0	24.0%	502.2	24.9%
Video game accessories	156.0	8.0%	138.0	6.8%
Digital	44.7	2.3%	40.0	2.0%
Technology Brands	216.3	11.0%	140.1	6.9%
Collectibles	109.4	5.6%	79.7	3.9%
Other	61.8	3.1%	83.7	4.2%

Total	$1,959.2	100.0%	$2,016.3	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	Oct. 29, 2016		Oct. 31, 2015
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$37.3	13.1%	$38.6	10.8%
New video game software	150.0	24.3%	165.8	24.6%
Pre-owned and value video game products	218.0	46.4%	231.2	46.0%
Video game accessories	49.6	31.8%	50.4	36.5%
Digital	35.0	78.3%	31.5	78.8%
Technology Brands	159.6	73.8%	85.8	61.2%
Collectibles	39.7	36.3%	30.1	37.8%
Other	19.0	30.7%	22.2	26.5%

Total	$708.2	36.1%	$655.6	32.5%

GameStop Corp.

Schedule III
(in millions)
(unaudited)
Non-GAAP results
The following table reconciles the company's net income and earnings per share as presented in its unaudited Consolidated Statements of Operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its non-GAAP net income and earnings per share.

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	Oct. 29, 2016	Oct. 31, 2015	Oct. 29, 2016	Oct. 31, 2015
GAAP Net Income	$50.8	$55.9	$144.5	$155.0

Acquisition costs	—	1.6	—	7.3
Business divestitures	—	0.1	4.1	3.5
Tax effect of non-GAAP adjustments	—	(0.6)	(1.5)	(1.9)

Non-GAAP Net Income	$50.8	$57.0	$147.1	$163.9

Non-GAAP earnings per share
Basic	$0.49	$0.54	$1.42	$1.54
Diluted	$0.49	$0.54	$1.41	$1.53

Number of shares used in non-GAAP calculation
Basic	103.7	105.4	103.8	106.6
Diluted	104.0	106.1	104.2	107.2